EXHIBIT 10.153
WORKERS COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
EFFECTIVE JANUARY 1, 2000
between
BRIDGEFIELD CASUALTY INSURANCE COMPANY
BRIDGEFIELD EMPLOYERS INSURANCE COMPANY
Lakeland, Florida
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
CAS00SHI01

WORKERS COMPENSATION EXCESS OF LOSS REINSURANCE AGREEMENT

ARTICLE	CONTENTS	PAGE
	PREAMBLE	1
I	COMMENCEMENT AND TERMINATION	1
II	BUSINESS COVERED	1
III	TERRITORY	2
IV	LIMITS OF COVER	2
V	REINSURANCE PREMIUM	2
VI	ULTIMATE NET LOSS	3
VII	REPORTS AND REMITTANCES	4
VIII	EXTRA CONTRACTUAL OBLIGATIONS	4
IX	EXCESS JUDGMENTS	5
X	DEFINITIONS OF OCCURRENCE	5
XI	ORIGINAL CONDITIONS	6
XII	EXCLUSIONS	6
XIII	INADVERTENT BINDING	8
XIV	WARRANTY	8
XV	CLAIMS	9
XVI	SUBROGATION AND SALVAGE	9
XVII	RESERVES AND TAXES	10
XVIII	ACCESS TO RECORDS	10
XIX	INSOLVENCY	10
XX	OFFSET	11
XXI	ARBITRATION	11
XXII	CURRENCY	12
XXIII	SEVERABILITY	12
XXIV	ERRORS AND OMISSIONS	12
XXV	SERVICE OF SUIT	13
XXVI	ENTIRE AGREEMENT	13
XXVII	GOVERNING LAW	13
	SIGNATURES	14
ATTACHMENTS: NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — U.S.A.
NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — CANADA
NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4

WORKERS COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
between
BRIDGEFIELD CASUALTY INSURANCE COMPANY
BRIDGEFIELD EMPLOYERS INSURANCE COMPANY
Lakeland, Florida
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
ARTICLE I — COMMENCEMENT AND TERMINATION
A.	This Agreement shall become effective with respect to new and renewal Policies becoming effective on and after 12:01 a.m., January 1, 2000 and shall remain in full force until terminated. This Agreement may be terminated at the dose of any calendar quarter by either party giving to the other 90 days prior written notice by certified mail of its intention to do so.

B.	During the running of such notice as stipulated in Paragraph A. above, the Reinsurer shall participate in business coming within the terms of this Agreement until the date of termination of this Agreement.

C.	In the event of termination of this Agreement, the Company shall have the option of continuing or terminating the liability in force at the date of termination as set forth below. The Company may exercise such option provided written notice of the Company’s election is given by certified mail to the Reinsurer prior to the date of termination.
1.	All Policies covered hereunder and in force at the date of termination of this Agreement shall continue until their natural expiry, cancellation or next anniversary of such business, whichever first occurs; but in no case shall this reinsurance be extended for longer than one year, after the termination date. At such time, the Reinsurer shall return to the Company the unearned premiums, less commissions applicable, for the unexpired periods.

2.	All reinsurance hereunder shall be automatically cancelled as of the date of termination and the Reinsurer shall be released of all liability as respects losses occurring subsequent to the date of termination. The Reinsurer shall return to the Company the unearned premiums on the business in force hereunder at the date of termination, less the commission allowed thereon.
ARTICLE II — BUSINESS COVERED
A.	The Reinsurer agrees to reimburse the Company, on an excess of loss basis, for the amounts of Ultimate Net Loss which the Company may pay as a result of losses occurring on and after

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12:01 a.m., January 1, 2000, as respects the Company’s new and renewal Policies becoming effective on and after said date, covering Workers Compensation and Employers Liability Policies, including Occupational Disease and Cumulative Injury, except as excluded under Article XII — Exclusions.

B.	The term “Policies” as used herein means each of the Company’s binders, policies and contracts, whether written or oral, and providing insurance on the Business covered hereunder.
ARTICLE III — TERRITORY
This Agreement shall follow the territorial limits of the original Policies of the Company.
ARTICLE IV — LIMITS OF COVER
Part I — First Casualty Excess of Loss
The Company shall retain the first $500,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $500,000, but the liability of the Reinsurer shall never exceed $1,500,000 with respect to any one Loss Occurrence.
Part II — Casualty Second Excess of Loss
The Company shall retain the first $2,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $2,000,000, but the liability of the Reinsurer shall never exceed $8,000,000 with respect to any one Loss Occurrence.
Part III — Casualty Third Excess of Loss
The Company shall retain the first $10,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $10,000,000, but the liability of the Reinsurer shall never exceed $15,000,000 with respect to any one Loss Occurrence.
ARTICLE V — REINSURANCE PREMIUM
A.	The Company shall pay to the Reinsurer a premium for the reinsurance provided under Parts I, II and III of Article IV at the rates set forth below. Such rates shall be applied to the Company’s Subject Earned Premium for the monthly period being reported.

Part I

Rate
First Excess of Loss	2.75%

Part II

2.

Rate
Second Excess of Loss	1.08%

Part III

Rate
Third Excess of Loss	0.17%
B.	The term “Subject Earned Premium” as used herein is equal to the sum of the Net Premium Written on the business covered hereunder during the period under consideration, plus the unearned premium reserve as respects premiums in force at the beginning of such period, less the unearned premium reserve as respects premium in force at the end of the period, said unearned premium is to be calculated on a monthly pro rata basis.

C.	The term “Net Premiums Written” shall mean gross premiums written less returns, allowances and reinsurance which inure to the benefit of the Reinsurer.
ARTICLE VI — ULTIMATE NET LOSS
A.	The term “Ultimate Net Loss” as used in this Agreement shall mean the actual loss paid by the Company, or for which the Company becomes liable to pay; including such amounts paid to managed care service providers for the medical portion of losses for those clients electing managed care, such toss to include expenses of investigation, litigation and interest (including interest accrued prior to judgment where such interest is added to the judgment and interest accrued subsequent to judgment) and all such legal expenses and costs incurred by the Company in connection with policy coverage questions and legal actions connected thereto and all other loss expense of the Company including subrogation, salvage, and recovery expenses, and including a pro rata share of salaries of the Company’s field employees, pro rated in accordance with the time occupied in adjusting such loss, and including expenses of the Company’s officials and employees incurred in connection with the loss. However, salaries of the Company’s officials and office expenses of the Company shall not be included. Said loss shall also include any self insured retention or deductible of any original policyholder of the Company and shall further include 100% of Extra Contractual Obligations as provided for in the Extra Contractual Obligations Article of this Agreement and 100% of loss in excess of the original policy limits as provided for in the Excess of Original Policy Limits Article of this Agreement. Salvages and all other recoveries actually received by the Company, shall be first deducted from such loss to arrive at the amount of liability attaching hereunder. All salvages, recoveries or payments recovered or received subsequent to Loss Settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement and all necessary adjustments shall be made by the parties hereto. Nothing in this Article shall be construed to mean that losses are not recoverable hereunder until the Company’s Ultimate Net Loss has been ascertained. In the event of the insolvency of the Company, “Ultimate Net Loss” shall mean the amount of loss which the Company has incurred or for which it is liable, and payment by the Reinsurer shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of Article XIX — Insolvency of this Agreement.

B.	All expenses incurred by the Company which are included as a part of the policy limit under the Company’s original Policies reinsured hereunder shall be included in Ultimate Net Loss as defined above.

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C.	All expenses other than as provided above, including taxed court costs, prejudgment and postjudgment interest, and loss expenses incurred in investigation, adjustment, including independent adjusters, litigation, declaratory judgment expenses, defense and settlement of claims made against the Company under its Policies reinsured hereunder, shall be included as part of Ultimate Net Loss.
ARTICLE VII — REPORTS AND REMITTANCES
A.	The Company shall furnish the Reinsurer with all necessary data respecting premiums and losses for as long as one of the parties hereto has a claim against the other arising from this Agreement.

B.	Within 30 days after the close of each calendar month, the Company shall submit an account to the Reinsurer summarizing Subject Earned Premium by annual statement line of business, and the reinsurance premium due. Such reinsurance premium shall be remitted within 45 days after the close of each calendar quarter.

C.	Payment by the Reinsurer of its portion of loss and loss expenses paid by the Company will be made by the Reinsurer to the Company within 15 business days after proof of payment by the Company is received by the Reinsurer.
ARTICLE VIII — EXTRA CONTRACTUAL OBLIGATIONS
A.	This Agreement shall protect the Company within the limits hereof where the Ultimate Net Loss includes Extra Contractual Obligations.

B.	“Extra Contractual Obligations” are defined as those liabilities that are not covered under any other provision of this Agreement which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against an insured of the Company or in the preparation or prosecution of an appeal consequent upon such action.

C.	The date on which an Extra Contractual Obligation is incurred shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or Loss Occurrence.

D.	However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

E.	Recoveries from any form of insurance or reinsurance which protects the Company against Extra Contractual Obligation claims will inure to the benefit of the Reinsurer and shall be deducted to arrive at the amount of the Company’s Ultimate Net Loss.

4.

ARTICLE IX — EXCESS JUDGMENTS
A.	In the event a third party claimant is awarded an amount in excess of the Company’s policy limit, and, as a result of the Company’s alleged or actual tortious conduct in the handling of the investigation, defense or settlement of the claim made against the Company’s insured, an action is taken by the insured or assignee and a judgment rendered against the Company for an amount in excess of the Company’s policy limit, only that portion of the award made to the third party claimant which is in excess of the Company’s policy limit shall be added to the amount of the Company’s policy limit. The sum thereof shall be considered one loss, subject to the provision in Paragraph B. below, the reinsurance limit and other provisions, exclusions and limitations set forth in this Agreement

B.	Recoveries from any form of insurance or reinsurance which protects the Company against claims which are the subject matter of this clause will inure to the benefit of the Reinsurer and shall be deducted to arrive at the amount of the Company’s Ultimate Net Loss.
ARTICLE X — DEFINITIONS OF OCCURRENCE
A.	The term “Occurrence” as used herein shall mean the sum of all damages sustained by each person in each accident or Occurrence or series of accidents or Occurrences arising out of one event.

B.	Each case of an employee contracting an Occupational Disease or Cumulative Injury shall be considered a separate and distinct Occurrence.

C.	For the purposes of this Agreement, Occupational Disease shall mean any bodily injury that fulfills all of the following conditions;
1.	It is not traceable to a specific compensable accident, or Occurrence limited in time and place during the employee’s present or past employment;

2.	It has been caused or aggravated by exposure to a disease-producing agent or agents present in the worker’s occupational environment; and

3.	It has resulted in a disability or death.
D.	For purposes of this Agreement, Cumulative Injury shall mean an injury that fulfills all of the following conditions:
1.	It is not traceable to a specific compensable accident occurring during the employee’s present or past employment;

2.	It has been caused or aggravated by a repetitive employment-related activity; and

3.	It has resulted in a disability or death.
E.	As respects an occupational or other disease or cumulative injury under Workers Compensation and Employers Liability policies for which the employer is liable:
1.	Which arises from a specific sudden and accidental event limited to 24 hours in duration at the same location and suffered by one or more employees of an employer shall be

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deemed to be an occurrence within the meaning of this Agreement and the date of occurrence shall be deemed to be the date the sudden and accidental event commenced. However, the closure of a plant site shall not in and of itself be construed as an Occurrence.

2.	Which does not arise from a specific sudden and accidental event limited in time and place, such occupational or other disease or cumulative injury shall be deemed to be an occurrence within the meaning of this Agreement, and the date of occurrence shall be deemed to be the date of the beginning of the disability for which compensation is payable if the case is compensable under the Workers Compensation law; or the date that disability due to said disease actually began if the case is not compensable under the Workers Compensation law. Each case of an employee contracting such occupational or other disease or cumulative injury for which the employer insured by the Company is held liable shall be considered a separate occurrence regardless of the date of loss.
ARTICLE XI — ORIGINAL CONDITIONS
The liability of the Reinsurer shall follow that of the Company in every case and shall be subject in all respects to all the general and specific stipulations, clauses, waivers, extensions, modifications, interpretations and endorsements of any of the Company’s aforementioned evidences of liability, subject to the limits, terms and conditions of this Agreement as set forth herein.
ARTICLE XII — EXCLUSIONS
The Reinsurance provided under this Agreement is subject to the exclusions set forth below and shall not cover said excluded risks, hazards and coverages, unless individually submitted by the Company to the Reinsurer for inclusion hereunder; and, if specially accepted by the Reinsurer, such business shall then be covered under the terms of this Agreement, except as such terms shall be modified by such acceptance.
THE REINSURANCE PROVIDED UNDER THIS AGREEMENT DOES NOT APPLY TO:
A.	THE FOLLOWING GENERAL EXCLUSIONS
1.	Ex-Gratia Payments.

2.	All reinsurance written or assumed by the Company, except Intercompany Reinsurance.

3.	Financial Guarantees.

4.	Loss or damage occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, martial law or confiscation by order of any government or public authority, but not excluding loss or damage which would be covered under a standard form of policy containing a standard War Exclusion Clause.

6.

5.	Business derived from any Pool, Association, including Joint Underwriting Association, Syndicate, Exchange Plan, Fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments; provided this exclusion shall not apply to Workers Compensation assigned risks which may be currently or subsequently covered hereunder.

6.	Liability of the Company arising from its participation or membership, whether voluntary or involuntary, in any insolvency fund, including any guarantee funds, association, pool, plan or other facility which provides for the assessment of, payment by or assumption by the Company of a part or the whole of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns which has been declared insolvent by any authority having jurisdiction.

7.	Nuclear Incident Exclusion Clauses which are attached and made part of this Agreement:
a.	Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A.

b.	Nuclear Incident Exclusion Clause — Liability — Reinsurance — Canada

c.	Nuclear Incident Exclusion Clause — Reinsurance — No. 4.
8.	Aggregate Excess or Stop Loss Workers Compensation policies.

9.	Distribution, manufacturing, processing, treatment, encapsulation or remediation of asbestos, dioxin and/or polychlorinated biphenyls.
B.	THE FOLLOWING RISKS
1.	Aircraft Flight Operations, except where employees or employers are leasing or chartering aircraft with 12 seats or less. However, this exclusion does not apply to the Florida Aviation Trade Association Program.

2.	Navigation and operation of all vessels.

3.	Construction and/or maintenance of coffer dams.

4.	Operation of drydocks.

5.	Risks involving the ownership, maintenance or use of aircraft, except where employees or employers are leasing or chartering aircraft with 12 seats or less. However, this exclusion does not apply to the Florida Aviation Trade Association Program.

6.	Professional sports teams.

7.	Jones Act (except where incidental to the regular operations of the risk.)

8.	United States Longshoremen’s and Harbor Workers’ Act (except where incidental to the regular operations of the risk.)

9.	Subaqueous work.

10.	Subway construction.

11.	Tunneling operations.

7.

12.	Wrecking or demolition of buildings, structures or vessels.

13.	All coal mining operations.

14.	All underground mining operations.

15.	Onshore or offshore gas and oil drilling operations.

16.	Manufacture, production, refining, storage, distribution or transportation of natural or artificial fuel gas, butane, propane or liquefied petroleum gases or gasoline.

17.	Manufacture of fireworks, fuses, nitroglycerine, celluloid and pyroxylin.

18.	Manufacture of any explosive substance intended for use as an explosive.

NOTE: An explosive substance is defined as any substance manufactured for the express purpose of exploding as differentiated from other commodities used industrially and which are only fortuitously explosive, such as gasoline, fuel gases and dyestuffs.

19.	Manufacture of any product (other than Fireworks and Fuses) in which any explosive substance (as defined above) is an ingredient.

20.	Loading of any such explosive substance (as defined above) into containers for use as explosive objects, propellant charges or detonating devices and the incidental storage thereof.

21.	Handling, transportation or storage (or any one or more of them) of fireworks, fuses, nitroglycerine, explosives, ammunitions or ammonium nitrate.
ARTICLE XIII — INADVERTENT BINDING
A.	In the event that the Company inadvertently issued or issues any policies falling within the scope of one or more of the exclusions set forth in the preceding paragraphs of this Article, such policies shall be covered hereunder, provided that the Company issues, or causes to be issued, the required notice of cancellation within 60 days after a member of the executive or managerial staff at the Company’s home office having underwriting authority in the class of business involved becomes aware that they apply to excluded classes unless the Company is prevented by statute or regulation from canceling said risk within such period, in which case such risk shall be covered hereunder until the earliest date on which the Company may cancel.

B.	However, should State regulations or statutes not allow the cancellation of such policy, the Reinsurer agrees to cover such policy at terms to be agreed.
ARTICLE XIV — WARRANTY
The Company warrants that the maximum Employer’s Liability policy limit ceded to this Agreement shall be $2,000,000.

8.

ARTICLE XV — CLAIMS
A.	The Company shall advise the Reinsurer promptly of all claims and any subsequent developments pertaining thereto with a reserve greater than or equal to 50% of the Company’s retention hereunder.

B.	In addition, the following categories of claims shall be reported to the Reinsurer immediately, regardless of any questions of liability of the insured or coverage under the policy:
1.	Fatalities, other than Workers’ Compensation only.

2.	Paraplegics and Quadriplegics.

3.	Serious burns.

4.	Serious brain injuries.

5.	Amputation of any extremity.

6.	Severe lacerations or disfigurement involving serious cosmetic deformity.

7.	Extended hospital, wheelchair or walker confinement.

8.	Severe back injury involving multiple surgeries (including laminectomies/fusions.)

9.	Loss of sight or hearing.

10.	Any claim involving Extra Contractual Obligations or Excess Judgments.

11.	Any claim involving Occupational Disease arising from a specific sudden and accidental event.
C.	The Company has the obligation to investigate and, to the extent that may be required by the Policies reinsured hereunder, defend any claim affecting this reinsurance and to pursue such claim to final determination.

D.	It is understood that, when so requested, the Company will afford the Reinsurer an opportunity to be associated with the Company at the expense of the Reinsurer in the defense or control of any claim or suit or proceeding involving this reinsurance; and the Company and Reinsurer shall cooperate in every respect in the defense of such suit or claim or proceeding.
ARTICLE XVI — SUBROGATION AND SALVAGE
A.	The Reinsurer shall be subrogated, as respects any loss for which the Reinsurer shall actually pay or become liable, but only to the extent of the amount of payment by or the amount of liability to the Reinsurer, to all the rights of the Company against any person or other entity who may be legally responsible for damages in said loss. The Company hereby agrees to enforce such rights; but, in case the Company shall refuse or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights.

9.

B.	Any recoveries, salvages or reimbursements applying to risks covered under this Agreement shall always be used to reimburse the excess carriers (from the last to the first, beginning with the carrier of the last excess), according to their participation, before being used in any way to reimburse the Company for its primary loss.

C.	In the event there are any recoveries, salvages or reimbursements covered subsequent to a loss settlement, it is agreed, that if the expenses incurred in obtaining salvage or other recoveries are less than the amount recovered, such expenses shall be borne by each party in the proportion that each party benefits from the recoveries. Otherwise, the amount recovered shall first be applied to the reimbursement of the expense of recovery, and the remaining expense shall be borne by the Company and the Reinsurer in proportion to the liability of each party for the loss before such recovery has been obtained. Expenses hereunder shall exclude all office expenses of the Company and all salaries and expenses of its officials and employees.
ARTICLE XVII — RESERVES AND TAXES
A.	The Reinsurer shall maintain legal reserves with respect to claims hereunder. The Company shall furnish to the Reinsurer semiannually a list of outstanding claims in which the Reinsurer is interested, showing the amount of loss reserves set up by the Company with respect to both the gross amount and the Reinsurer’s share of each and every such claim.

B.	The Company will be liable for all taxes on premiums reported to the Reinsurer hereunder and will reimburse the Reinsurer for such taxes where the Reinsurer is required to pay the same.
ARTICLE XVIII — ACCESS TO RECORDS
The Company shall place at the disposal of the Reinsurer and the Reinsurer shall have the right to inspect, through its authorized representatives, at all reasonable times during the currency of this Agreement and thereafter, the books, records and papers of the Company pertaining to the reinsurance provided hereunder and all claims made in connection therewith.
ARTICLE XIX — INSOLVENCY
In the event of the insolvency of the Company and the appointment of a conservator, liquidator or statutory successor, the reinsurance provided by this Agreement shall be payable by the Reinsurer directly to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured. Subject to the right of offset and the verification of coverage, the Reinsurer shall pay its share of the loss without diminution because of the insolvency of the Company. The liquidator, receiver or statutory successor of the Company shall give written notice of the pendency of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Reinsurer may, at its own expense, investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company, its liquidator or receiver or statutory successor. Subject to court approval, any expense thus incurred by the Reinsurer shall be chargeable against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of the defense undertaken by the

10.

Reinsurer. The reinsurance shall be payable as set forth above, except where this Agreement specifically provides for the payment of reinsurance proceeds to another party in the event of the insolvency of the Company.
ARTICLE XX — OFFSET
Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party to the other (or, if more than one, any other) party hereto under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into by and between them, and may offset the same against any balance or balances due or to become due to the former from the latter under the same or any other reinsurance agreement between them; and the party asserting the right of offset shall have and may exercise such right where the balance or balances due or to become due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity, whether as assuming insurer or as ceding insurer, in which each party acted under the agreement or, if more than one, the different agreements involved, provided, in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the laws of the insolvent party’s state of domicile.
ARTICLE XXI — ARBITRATION
A.	Any dispute, difference or other matter in question arising out of or relating to this Agreement, including its formation and validity, shall be referred to an arbitration panel consisting of two arbitrators, appointed by the parties, and an Umpire. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

B.	Each party shall appoint an arbitrator and the two arbitrators so appointed shall then appoint an Umpire before proceeding. The two arbitrators and the Umpire shall together constitute the arbitration panel. If either party fails to appoint a qualified arbitrator within 30 days after receipt of a request by the other party to do so, the other party may appoint both arbitrators. Should the two arbitrators fail to agree on an Umpire in 30 days, each arbitrator shall nominate three persons of whom the other shall reject two. The Umpire shall then be chosen by drawing lots. The arbitrators and Umpire shall be impartial and shall be present or former executives or officers of insurance or reinsurance companies who have no financial or other interest in the outcome of the arbitration.

C.	The arbitration shall be held in Lakeland, Florida unless the parties mutually agree otherwise. The laws of the state of Florida shall govern the arbitration proceeding without regard to its choice of law rules. The arbitration panel is relieved from judicial formalities and, in addition to considering the rules of law and the custom and practice of the insurance and reinsurance business, shall make their award with a view to effecting the general purpose of the Agreement.

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D.	The arbitration panel shall have the power to set all procedural rules for the arbitration, including the discretion to make any order with respect to pleadings, discovery, scheduling the hearing, reception of evidence and any other matter whatsoever relating to the conduct of the arbitration. Each party shall submit its case to the arbitration panel within 60 days of the selection of the Umpire or such larger period as may be determined by the arbitration panel. The written decision of a majority of the arbitration panel shall be final and binding on the parties. Judgment upon the award may be entered in any court having jurisdiction.

E.	Each party shall pay the fees and expenses of its own arbitrator. The parties shall equally divide the fees and expenses of the umpire and other expenses of the arbitration, unless such fees and expenses are otherwise allocated by the arbitration panel.

F.	This Article shall remain in full force and effect in the event this Agreement or any provision thereof shall be found invalid for any reason and/or in the event of insolvency.
ARTICLE XXII — CURRENCY
The currency to be used for all purposes of this Agreement shall be United States Dollars.
ARTICLE XXIII — SEVERABILITY
If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of such provision in any other jurisdiction.
ARTICLE XXIV — ERRORS AND OMISSIONS
Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

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ARTICLE XXV — SERVICE OF SUIT
(This clause applies only to those Reinsurer not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States where authorization is required by insurance regulatory authorities.)
A.	It is agreed that in the event of the failure of the Reinsurer to pay any amount claimed to be due under this Agreement, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of any court of competent jurisdiction within the United States of America and shall comply with all requirements necessary to give such court jurisdiction; and all matters arising hereunder shall be determined in accordance with the law and practice of such court. Nothing in this Clause constitutes or should be understood to constitute a waiver of Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019 (hereinafter, “agent for service of process”) and in any suit instituted against any reinsurer upon this Reinsurer shall abide by the final decision of such court or of any appellate court in the event of an appeal.

B.	The above named are authorized and directed to accept service of process on behalf of Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that the agent for service of process shall enter a general appearance on behalf of Reinsurer behalf in the event such a suit shall be instituted.

C.	Further, pursuant to any statute of any state, territory or district of the United States of America which makes provision therefor, the Reinsurer hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement and hereby designate the agent for service of process as the firm to whom the said officer is authorized to mail such process or a true copy thereof.

The foregoing is not intended to conflict with or override the obligation of the parties hereto to arbitrate their disputes as provided in the Arbitration Clause.
ARTICLE XXVI — ENTIRE AGREEMENT
This Agreement constitutes the entire Agreement between the parties and any amendments hereto will be in writing and signed by the parties.
ARTICLE XXVII — GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the following dates:

13.

In Lakeland, Florida, this 22nd day of May, 2000.

ATTEST:	BRIDGEFIELD CASUALTY INSURANCE COMPANY BRIDGEFIELD EMPLOYERS INSURANCE COMPANY

/s/	/s/

And in Keene, New Hampshire, this 12th day of May, 2000.

ATTEST:	PEERLESS INSURANCE COMPANY

/s/ Nancy C. Callender	/s/

IV:jd
BRIDG-TBD

14.

SUPPLEMENT TO THE ATTACHMENTS
DEFINITION OF IDENTIFICATION TERMS USED WITHIN THE ATTACHMENTS
A.	Wherever the term “Company” or “Reinsured” or “Reassured” or whatever other term is used to designate the reinsured Company or companies within the various attachments to the reinsurance agreement, the term shall be understood to mean Company or Reinsured or Reassured or whatever other term is used in the attached reinsurance agreement to designate the reinsured Company or companies.
B.	Wherever the term “Agreement” or “Contract” or “Policy” or whatever other term is used to designate the attached reinsurance agreement within the various attachments to the reinsurance agreement, the term shall be understood to mean Agreement or Contract or Policy or whatever other term is used to designate the attached reinsurance agreement,
C.	Wherever the term “Reinsurer” or “Reinsurers” or “Underwriters” or whatever other term is used to designate the Reinsurer or Reinsurers in the various attachments to the reinsurance agreement, the term shall be understood to mean Reinsurer or Reinsurers or Underwriters or whatever other term is used to designate the reinsuring Company or companies.

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — U.S.A.
N.M.A. 1590
1.	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or Reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect Reinsurer of any such member, subscriber or association.
2.	Without in any way restricting the operation of paragraph 1. of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II. in this paragraph 2. from the time specified in Clause III. in this paragraph 2. shall be deemed to include the following provision (specified as the Limited Exclusion Provision):
LIMITED EXCLUSION PROVISION*
I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liabilities Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II. above, whether new, renewal or replacement, being policies which either
N.M.A. 1590

(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph 2. shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.
3.	Except for those classes of policies specified in Clause II. of paragraph 2. and without in any way restricting the operation of paragraph 1. of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include with respect to such coverages, from the time specified in Clause V. of this paragraph 3., the following provision (specified as the Broad Exclusion Provision):

BROAD EXCLUSION PROVISION*

It is agreed that the policy does not apply:
I.	Under any Liability Coverage to injury, sickness, disease, death or destruction, bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or
N.M.A. 1590

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, first aid, to expenses incurred with respect to bodily injury, sickness, disease or death, bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction, bodily injury or property damage resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the injury, sickness, disease, death or destruction, bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility, property damage to such nuclear facility and any property thereat.
N.M.A. 1590

IV.	As used in this endorsement:
“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; with respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property; “property damage” includes all forms of radioactive contamination of property.
N.M.A. 1590

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph 3., whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph 3. shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	Statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.
4.	Without in any way restricting the operations of paragraph 1. of this Clause, it is understood and agreed that paragraphs 2. and 3. above are not applicable to original liability policies of the Reassured in Canada, and that with respect to such policies, this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.

*NOTE:	The words printed in BOLD TYPE in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.
N.M.A. 1590

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — CANADA

N.M.A. 1979
1.	This Agreement does not cover any loss or liability accruing to the Company as a member of, or subscriber to, any association of insurers or Reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect Reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of the following classes, namely,
Personal Liability
Farmers’ Liability
Storekeepers’ Liability
which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision —

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of Paragraph 1. of this Clause, it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:
N.M.A. 1979

Broad Exclusion Provision —

It is agreed that this Policy does not apply:
(a)	to liability imposed by or arising under the Nuclear Liability Act; nor

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:
(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing of an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances, or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.
As used in this Policy:
(1)	The term “nuclear energy hazard” means the radioactive, toxic, explosive, or other hazardous properties of radioactive material;

(2)	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;
N.M.A. 1979

(3)	The term “nuclear facility” means:
(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i) separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material;
and includes the site on which any of the foregoing, is located, together with all operations conducted thereon and all premises used for such operations.

(4)	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

(5)	With respect to properly, loss of use of such property shall be deemed to be property damage.
N.M.A. 1979

NUCLEAR INCIDENT EXCLUSION CLAUSE — REINSURANCE — NO. 4
1.	This Reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or Reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect Reinsurer of any such member, subscriber or association.

2.	Without in any way restricting the operations of Nuclear Incident Exclusion Clauses, — Liability, — Physical Damage, — Boiler and Machinery and paragraph 1. of this Clause, it is understood and agreed that for all purposes of the reinsurance assumed by the Reinsurer from the Reinsured, all original insurance policies or contracts of the Reinsured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion Clause(s) in effect at the time and any subsequent revisions thereto as agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.

ADDENDUM NO. 1
to the
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
Effective January 1, 2000
(hereinafter referred to as the “Agreement”)
Between
BRIDGEFIELD CASUALTY INSURANCE COMPANY
BRIDGEFIELD EMPLOYERS INSURANCE COMPANY
Lakeland, Florida
(hereinafter referred to as the “Company”)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Reinsurer”)
It is hereby understood and agreed that effective January 1, 2001, 12:01 AM Local Standard Time this Agreement is amended as follows:
1.	Article IV — Limits of Cover
This article is deleted in its entirety and replaced with the following:

Part I — First Casualty Excess of Loss

For all states other than Florida the Company shall retain the first $250,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $250,000, but the liability of the Reinsurer shall never exceed $250,000 with respect to any one Loss Occurrence.

Part II — Casualty Second Excess of Loss

The Company shall retain the first $500,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $500,000, but the liability of the Reinsurer shall never exceed $500,000 with respect to any one Loss Occurrence.

Part III — Casualty Third Excess of Loss

The Company shall retain the first $1,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $1,000,000, but the liability of the Reinsurer shall never exceed $4,000,000 with respect to any one Loss Occurrence.
Add#1 WC XOL Bridgefield
CAS00SHI02

Part IV — Casualty Fourth Excess of Loss

The Company shall retain the first $5,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company’s retention of $5,000,000, but the liability of the Reinsurer shall never exceed $5,000,000 with respect to any one Loss Occurrence.

Part V — Casualty Fifth Excess of Loss

The Company shall retain the first $10,000,000 of Ultimate Net Loss as respects any one Loss Occurrence, as per Exhibit A.
2.	Article V — Reinsurance Premium
Paragraph A of this article is deleted in its entirety and replaced with the following:

The Company shall pay to the Reinsurer a premium for the reinsurance provided under Parts I, II, III, IV, and V of Article IV at the rates set forth below. Such rates shall be applied to the Company’s Subject Earned Premium for the monthly period being reported.

Rate

First Excess of Loss	4.78%
Second Excess of Loss	2.28%
Third Excess of Loss	2.27%
Fourth Excess of Loss	.24%
Fifth Excess of Loss	Exhibit A
There are no changes to paragraphs B & C.
3.	Article XXVIII — Reinstatement
This article is added as follows:

Paragraph A — For Parts I, II, III and IV of Article IV, it is understood that each claim hereunder reduces the amount of indemnity from the time of occurrence of the loss by the sum paid, but any amount so exhausted is hereby reinstated from the time the Loss Occurrence commences without payment of additional premium.

Paragraph B — For Part V of Article IV, reinstatement provisions are covered in Exhibit A.
4.	All other provisions remain the same.
Add #1 WC XOL Bridgefield

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.
In Lakeland, Florida, this 12 day of August, 2001.

ATTEST	BRIDGEFIELD CASUALTY INSURANCE COMPANY BRIDGEFIELD EMPLOYERS INSURANCE COMPANY

/s/	/s/

And in Keene, New Hampshire, this 3rd day of August, 2001.

ATTEST	PEERLESS INSURANCE COMPANY

/s/ Nancy C. Callender	/s/

Add #1 WC XOL Bridgefield

Exhibit A
Definition of Company:
For purposes of Article I or any Articles, wherever the word “Company” is used, including Addendum No. 1 and this Exhibit A, the Company is defined to include the following Profit Centers:

Peerless Insurance:	Peerless Insurance Company, The Netherlands Insurance Company, Excelsior Insurance Company, America First Insurance Company, Atlas Assurance Company of America, Indiana Insurance Company in certain territories

Indiana Insurance:	Indiana Insurance Company, Consolidated Insurance Company, The Midwestern Indemnity Company, Mid-American Fire and Casualty Company, Tower Insurance Company, Inc., Peerless Insurance Company and The Netherlands Insurance Company in certain territories

Colorado Casualty:	Colorado Casualty Insurance Company

Montgomery Insurance Cos.:	Montgomery Mutual Insurance Company, Montgomery Indemnity Company, Colorado Casualty Insurance Company, Peerless Insurance Company, The Netherlands Insurance Company and Excelsior Insurance Company in certain territories

Merchants and Business Men’s:	Merchants and Business Men’s Mutual Insurance Company

LMIC Small Business Group:	Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, LM Insurance Corporation, Liberty Insurance Corporation, The First Liberty Insurance Corporation

Golden Eagle Insurance:	Golden Eagle Insurance Corporation, Peerless Insurance Company and The Netherlands Insurance Company in certain territories.

Summit:	Bridgefield Casualty Insurance Company, Bridgefield Employers Insurance Company, Liberty Mutual Insurance Company and Liberty Mutual Fire Insurance Company in certain territories
Limit and Retention:
As respects Article IV, Part V, the Company shall retain the first $10,000,000 of Ultimate Net Loss as respects any one Loss Occurrence. The Reinsurer shall then be liable for the amount by which the Company’s Ultimate Net Loss exceeds the Company retention of $10,000,000, provided, however, that the liability of the Reinsurer shall never exceed $15,000,000 with respect to any one Loss Occurrence.
Reinstatement:
A.	As respects Article XXVIII, Part V, each claim hereunder shall reduce the amount of the Reinsurer’s liability from the time of the occurrence of the loss by the sum paid, but the sum so exhausted shall be reinstated immediately from the time of the occurrence of the loss.

B.	As respects Article XXVIII, Part V, for the second and any subsequent reinstatement the
Add #1 WC XOL Bridgefield

Company agrees to pay an additional premium calculated by multiplying the below percentages of the annual total reinsurance premium thereon by the percentage that the amount reinstated bears to the limit of the agreement. The first reinstatement is free.

Second	50%
Third and subsequent	100%
C.	As respects Article XXVIII, Part V, if one or more Profit Center contributes to one or more losses, reinstatement premium will be allocated to the Profit Center based on its contribution to the total loss.
Premium:
A.	As respects Article V, Part V, the Company shall pay to the Reinsurer a premium for the reinsurance provided under Article IV at the rates set forth in Paragraph B. Such rates shall be applied to the Company’s subject earned premium for the reporting period.

B.	Each profit center shall apply the following percentages to the subject earned premium:

Profit Center/Company	Territories	Rate

LMIC Small Business Group	All states	.467%

Merchants and Business Men’s	All states	.724%

Montgomery Insurance Cos.	All states	.130%
Colorado Casualty Ins. Co.	AL, GA, LA, NC, VA
Peerless Insurance Company	GA, DC, DE, MD, NC, SC, VA
The Netherlands Ins. Co.	GA, MD, NC, SC, VA
Excelsior Insurance Company	MD, DC, Va

Colorado Casualty	All states excl AL, GA, LA, NC, VA	.257%

Golden Eagle Insurance	CA,AZ	.268%

Summit	FL, AL, GA, KY, LA, MS SC, TN	.152%
Liberty Mutual Ins. Co.	All excl FL, AL, GA, KY LA, MS, SC, TN
Liberty Mutual Fire Ins. Co.	All excl FL, AL, GA, KY LA, MS, SC, TN

Indiana Insurance	All states excl NJ	.100%
Peerless Insurance Company	IL, IN, IA, KY, MI, MN OH, TN, WI

The Netherlands Ins. Co	IL, IN, IA, KY, MI, MN OH, TN, WI

Peerless Insurance	All states excl AZ, CA, DE, DC, GA, IL, IN, IA, KY, MD MI, MN, NC, OH, SC, TN VA, WI	.100%
Indiana Insurance Company	NJ only
Add #1 WC XOL Bridgefield

ENDORSEMENT NO. 2
to the
INTERESTS AND LIABILITIES CONTRACT
(hereinafter referred to as the “Contract”)
of the
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
between
BRIDGEFIELD CASUALTY INSURANCE COMPANY
BRIDGEFIELD EMPLOYERS INSURANCE COMPANY
Lakeland, Florida
(hereinafter referred to as the “Company”)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Reinsurer”)
It is understood and agreed that Addendum No. 2 to the Workers’ Compensation Excess of Loss Reinsurance Agreement is attached hereto and made a part of said Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Endorsement to be executed in duplicate, by their duly authorized representatives.
In Lakeland, Florida, this 13th day of November, 2007.

ATTEST:	BRIDGEFIELD CASUALTY INSURANCE COMPANY BRIDGEFIELD EMPLOYERS INSURANCE COMPANY

/s/	/s/

And in Keene, New Hampshire, this 29th day of October, 2007.

ATTEST:	PEERLESS INSURANCE COMPANY

/s/	/s/ Nancy C. Callender

CAS00SHI03

Endorsement No. 2

ADDENDUM NO. 2
to the
WORKERS’ COMPENSATION EXCESS OF LOSS
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
between
BRIDGEFIELD CASUALTY INSURANCE COMPANY
BRIDGEFIELD EMPLOYERS INSURANCE COMPANY
Lakeland, Florida
(hereinafter referred to as the “Company”)
and
PEERLESS INSURANCE COMPANY
Keene, New Hampshire
(hereinafter referred to as the “Reinsurer”)
It is understood and agreed that effective 12:01 a.m., January 1, 2002, this Agreement is terminated in accordance with the provisions of Article I, Paragraph C.2. — Commencement and Termination.

Addendum No. 2